Exhibit 10.1

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT dated as of September 30, 2024 (this “Agreement”), is entered into by and between AgEagle Aerial Systems, Inc. (“Company”), and Alpha Capital Anstalt (the “Holder” and together with the Company each a “Party” and collectively as the “Parties”). Capitalized words not otherwise defined herein shall have the meanings attributed to them in the Note (as defined below)

W I T N E SS E T H :

WHEREAS, pursuant to that certain Securities Exchange Agreement, dated February 8, 2024 (the “SEA”), the Company issued to the Holder a note dated February 8, 2024 and due December 31, 2024, in the original principal amount of $4,849,491.00 (the “Note”) and pursuant to that certain Securities Purchase Agreement dated June 26, 2022 (the “SPA”), the Company issued to Holders shares of Series F 5% Convertible Preferred Stock (“Series F 5% Convertible Preferred Stock”) described in the Certificate of Designation of Preferences, Rights and Limitations of Series F 5% Convertible Preferred Stock (“Series F CoD”) and warrants to purchase shares of the Company’s Common Stock (the “Warrants,” and together with the SEA, Note, SPA, and Series F 5% Convertible Preferred Stock being the “Holder Securities”).

WHEREAS, the Company desires to conduct an offering of its securities (the “Offering”) as described in the form S-1/A filed with the Securities and Exchange Commission on September 17, 2024 (the “Spartan Capital Raise”).

WHEREAS, the Spartan Capital Raise in part constitutes a Variable Rate Transaction as defined in the Holder Securities that requires the consent of the Holder.

NOW, THEREFORE, in consideration of the agreements of the Parties set forth herein, and other good and valuable consideration the receipt and legal adequacy of which are hereby acknowledged by the Company and the Holder, it is hereby agreed as follows:

1. Subject to the terms of this Agreement, the Holder will execute and deliver to the Company the consent annexed hereto as Exhibit A (the “Consent”). In consideration of Holder’s execution and delivery of the Consent, at the initial closing of the Spartan Capital Raise, the Company will issue and deliver to Holder 1,500 shares of Series F 5% Convertible Preferred Stock with an aggregate stated value of $1,500,000 and having all the rights and benefits of Series F 5% Convertible Preferred Stock issued pursuant to the Series F CoD and SPA.

2. Subject to the terms of this Agreement, the Holder agrees to execute and deliver the lock-up agreement annexed hereto as Exhibit B (the “Lock-up”).

3. The Company acknowledges that the securities issued in the Spartan Capital Raise (the “Spartan Securities”) are not an Exempt Issuance under the Holder Securities and will trigger the ratchet and repricing terms of the Holder Securities (the “Holder Ratchet Rights”). Every future pricing and repricing of the Spartan Securities will further trigger the Holder Ratchet Rights, as applicable. In addition to any other triggers of the Holder Ratchet Rights as a result of the Offering and the issuance of the Spartan Securities, it is acknowledged that effective immediately following the Shareholder Approval, as such term is defined in the Series A Warrant component of the Spartan Securities, the effective issuance price of the Common Stock component of the Spartan Securities shall be deemed reduced to one third (1/3) of the Unit price in the Offering (the “New Offering Price”). To the extent the New Offering Price is lower than the then in effect conversion price or exercise price of any Holder Security, in order effect the Holder Ratchet Rights, the conversion price and exercise price of any such Holder Security shall be reduced to the New Offering Price. In no event shall the New Offering Price increase the then in effect conversion price or exercise price of any Holder Security.

4. As of the date of this Agreement, the Company and Holder agree that the outstanding principal and interest owed and payable on the Note is $5,000,000. At the initial closing of the Spartan Capital Raise, the Company will apply $3,000,000 of the Note balance as a subscription on Holder’s behalf in the Offering. Upon such payment, $2,000,000.00 in principal will remain outstanding on the Note which will be paid in six monthly installments consisting of $333,333.33 in principal plus all accrued commencing on October 15, 2024 and continuing on the 15th day of each calendar month until the Note is paid in full.

5. In addition to its existing obligations under its other agreement with the Holder, the Company shall reserve 40,000,000 shares of its common stock for issuance to the Holder for any convertible securities issued by the Company to the Holder. Within three (3) days after the date of this Agreement, the Company shall provide Holder with a reservation letter signed by the Company’s transfer agent binding the Company’s transfer agent to the 40,000,000 share reservation. The foregoing is not a waiver by Holder of any right to have a greater amount of shares of common stock reserved as required by the Holder Securities.

6. To the extent the issuance of any securities by the Company, including any shares of Common Stock, requires shareholder approval under the listing requirement of the Company’s Trading Market, including the NYSE American, the Company will seek such shareholder approval together with any shareholder approval sought in connection with terms of and securities issuable in the Offering (the “Offering Shareholder Approval”) and shall seek such shareholder approval on the same terms and conditions as the Offering Shareholder Approval.

7. The Company acknowledges that the Holder’s holding period for the Holder Securities is not reset or modified for purposes of Rule 144 by this Agreement and the transaction described herein.

8. Contemporaneously with the filing of the prospectus amendment filed prior to the closing of the Offering, the Company shall file a form 8-K with the Securities and Exchange Commission, disclosing this Agreement, which shall be an exhibit to such filing. The form 8-K shall be provided to Holder for review and comment prior to filing.

9. Except as expressly amended hereby, each of the Holder Securities, shall remain in full force and effect in accordance with their respective terms and provisions.

10. This Agreement shall be governed by the terms of Section 9 of the Note.

11. This Agreement shall be deemed to have been drafted jointly by the Parties and therefore any rule of law that stands for the proposition that ambiguities contained within an agreement are to be construed against the drafter thereof is inapplicable.

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IN WITNESS WHEREOF, each of the undersigned Parties has duly executed this Omnibus Agreement as of the date first written above.

COMPANY		HOLDER

AgEagle Aerial Systems, Inc.		Alpha Capital Anstalt

/s/ Wiliam Irby		/s/ Nicola Feurestein
By:	William Irby	By:	Nicola Feurerstien
Its:	Chief Executive Officer	Its:	Director